UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 10, 2013

SOFTECH, INC.

(Exact name of the Registrant as specified in its charter)

Massachusetts	0-10665	04-2453033
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

59 Lowes Way, Suite 401, Lowell, MA 01851

(Address of principal executive offices and zip code)

(978) 513-2700

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      . Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      . Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      . Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      . Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement.

Loan Agreement

On May 10, 2013, SofTech, Inc. (the “Company”) entered into a Loan Agreement (the “Loan Agreement”) among the Company, as borrower (“Borrower”) and Prides Crossing Capital L.P. and Prides Crossing Capital -A, L.P., (“Lenders”).  The Loan Agreement provides for a $2.7 million, three-year term loan (the “Loan”) with interest only for the first seventeen (17) months (the “Term Notes”).

Approximately $1.8 million of the proceeds from the Loan were used to pay-off and terminate the Company’s prior credit facilities.

The Term Notes mature on May 1, 2016 and bear an interest rate of 14% paid in arrears on a quarterly basis throughout the life of the loan. Commencing on October 1, 2014, and continuing on the last day of each calendar quarter thereafter through May 1, 2016, the Borrower will make quarterly principal payments of $135,000. Remaining principal balances will be due and payable on May 1, 2016.

The Company agreed to secure all of its obligations under the Term Notes by granting the Lenders a first priority security interest in all of the Company’s assets, including the Company’s intellectual property and pledges of (i) one hundred percent (100%) of the Company’s equity interests in its domestic subsidiaries and (ii) sixty-five percent (65%) of the Company’s equity interests in its foreign subsidiaries.  In connection with the grant of the security interest in favor of the Lenders in the Company’s intellectual property, the Company has entered into an intellectual property security agreement with the Lenders and a source code escrow agreement with the Lenders and an independent third party.  In addition, the Company’s Chief Executive Officer has provided the Lenders with a personal guaranty of up to $500,000 secured by his equity interests in the Company.

The Loan Agreement contains customary representations, warranties and covenants, including covenants by the Company limiting additional indebtedness, liens, guaranties, mergers and consolidations, substantial asset sales, investments and loans, sale and leasebacks, transactions with affiliates and fundamental changes in its business.  In addition, the Loan Agreement contains financial covenants by the Company that establish (i) a maximum ratio of indebtedness to recurring revenue; (ii) a maximum ratio of indebtedness to EBITDA; and (iii) a minimum liquidity test (defined as the Company’s cash plus amounts available under a line of credit of up to $250,000).  The Loan Agreement also imposes limits on capital expenditures for each calendar year during the term of the Loan Agreement.

The Loan Agreement provides for events of default customary for credit facilities of this type, including but not limited to non-payment, defaults on other debt, misrepresentation, breach of covenants, representations and warranties, insolvency and bankruptcy.  Upon an event of default relating to insolvency, bankruptcy or receivership, the amounts outstanding under the Loan will become immediately due and payable and the Lenders commitments will be automatically terminated.  Upon the occurrence and continuation of any other event of default, the Lenders may accelerate payment of all obligations and terminate the Lenders’ commitments under the Credit Facility.

The foregoing description is only a summary of the key provisions of the Loan and is qualified in its entirety by the terms of the Loan Agreement, a copy of which will be filed with the Company’s Annual Report on Form 10-K for the year ended May 31, 2013.

On May 16, 2013, the Company issued a press release announcing that it had entered into the Loan Agreement. A copy of the press release is furnished herewith as Exhibit 99.1.

Item 2.03

Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 regarding the Company’s entry into, and borrowings under, the Loan is incorporated herein by reference.

Item 9.01

Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release of the Company dated May 16, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOFTECH, INC.

Date: May 16, 2013

By: /s/ Joseph P. Mullaney

Joseph P. Mullaney

President & Chief Executive Officer

Exhibit Index

Exhibit No.	Description of Document
99.1	Press release of SofTech, Inc. dated May 16, 2013.